Exhibit 8.1

October 13, 2020

CTO Realty Growth, Inc.

CTO NEWCO REIT, Inc.

1140 N. Williamson Boulevard, Suite 140

Daytona Beach, FL 32114

Re:	Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to CTO Realty Growth, Inc., a Florida corporation (“CTO”) and CTO NEWCO REIT, Inc., a Maryland corporation (“CTO NEWCO”), in connection with (i) the proposed merger (“Merger”) of CTO with and into CTO NEWCO, with CTO NEWCO continuing as the surviving corporation, pursuant to the merger agreement, dated September 3, 2020, by and between CTO and CTO NEWCO (the “Merger Agreement”) and (ii) the preparation of a Registration Statement on Form S-4 (File No. 333-248583) filed with the Securities and Exchange Commission on September 3, 2020, as amended through the date hereof (the “Registration Statement”). Promptly following the Merger, CTO NEWCO will change its name to “CTO Realty Growth, Inc.” For U.S. federal income tax purposes, CTO prior to the Merger and CTO NEWCO subsequent to the Merger are treated as the same entity, which we will refer to as the “Company.” You have requested our opinion regarding certain U.S. federal income tax matters.

In connection with the opinions rendered in (a) and (b) below (together, the “Tax Opinion”), we have examined the following:

1.	the Registration Statement and the prospectus (the “Prospectus”) filed as part of the Registration Statement;

2.

CTO’s Amended and Restated Articles of Incorporation, filed with the Florida Department of State (“FDS”) and effective as of October 26, 2011, CTO’s Articles of Amendment, filed with FDS and effective as of April 30, 2020, and CTO’s Articles of Correction, filed with FDS and effective as of May 1, 2020;

3.

CTO NEWCO’s Articles of Incorporation, filed with the Department of Assessments and Taxation of the State of Maryland (“SDAT”) and effective as of August 19, 2020, and CTO NEWCO’s Articles of Amendment and Restatement (the “Amended Articles”), filed with SDAT and effective as of September 2, 2020;

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London New York Richmond Riyadh San Francisco Tokyo Washington	2200 Pennsylvania Avenue NW, Suite 500 West Washington, DC 20037-1701 Tel +1.202.639.6500 Fax +1.202.639.6604 velaw.com

October 13, 2020 Page 2

4.	CTO NEWCO’s Bylaws (the “Bylaws”);

5.	the Merger Agreement; and

6.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.

during its taxable year ending December 31, 2020, and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by duly appointed officers of CTO and CTO NEWCO (the “Officer’s Certificate”), true for such years;

3.

neither CTO nor CTO NEWCO will make any amendments to their organizational documents after the date of this opinion that would affect the Company’s qualification as a real estate investment trust (a “REIT”) for any taxable year; and

4.	no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate and the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

(a)

commencing with its taxable year ending December 31, 2020, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Company’s current and proposed method of operations will enable it to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2020 and thereafter; and

(b)	the descriptions of the law and the legal conclusions in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” are correct in all material respects.

October 13, 2020 Page 3

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificate.

The foregoing Tax Opinion is based on current provisions of the Code, the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing Tax Opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the Tax Opinion expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Summary—Conditions to Completion of the Merger,” “Summary—Tax Consequences of the Merger,” “Summary—Qualification of NEWCO as a REIT,” “Risk Factors—Risks Related to Our Qualification and Operation as a REIT,” “Terms of the Merger—Conditions to Completion of the Merger,” “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Vinson & Elkins LLP

Vinson & Elkins LLP